EXHIBIT 4.3

SECOND AMENDMENT
TO THE 2000 INCENTIVE PLAN OF
TOR MINERALS INTERNATIONAL, INC

This Second Amendment to the 2000 Incentive Plan of TOR Minerals International, Inc. (the "Amended Plan) is executed and delivered as of the 23rd day of May, 2008 by TOR Minerals International, Inc., a Delaware corporation (the "Company").

RECITALS:

A. The Company previously has adopted the 2000 Incentive Plan (the "Plan") which has been approved and adopted by the stockholders of the Company as of February 21, 2000.

B. The Board of Directors of the Company has adopted the First Amendment to the Plan at a meeting of the Board of Directors duly convened and held on April 6, 2004, for the purpose of increasing the maximum number of shares available for stock options under the Plan from 750,000 to 1,050,000 (the "First Amendment").

C. The Company's stockholders approved and adopted the First Amendment on May 14, 2004.

D. The Board of Directors of the Company has adopted the Second Amendment to the Plan (the "Amended Plan") at a meeting of the Board of Directors duly convened and held on February 22, 2008, for the purpose of increasing the maximum number of shares available for stock options under the Amended Plan from 1,050,000 to 1,250,000 .

E. The Company's stockholders approved and adopted the Amended Plan on May 23, 2008.

AGREEMENTS:

NOW THEREFORE, the Plan here is amended as follows:

1. Increase in Number of Authorized Shares. Section 3(a) of the Plan is hereby amended by revising the first sentence to read as follows:

"1,250,000 shares shall automatically, and without further action, become Available Shares."

2. Expiration date of the Amended Plan. The Amended Plan shall be effective as of its Effective Date, and shall terminate on the tenth anniversary of such Effective Date.

3. Effective Date. The Amended Plant shall be effective as of the date hereof.

3. Defined Terms: Effect Upon Amended Plan. All initially capitalized terms used without definition herein shall have the meanings set forth therefore in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amended Plan is executed and delivered as of the date first above written.

TOR MINERALS INTERNATIONAL, INC.

BY:	SONYA M. SCONIERS
NAME:	Sonya M. Sconiers
TITLE:	Corporate Secretary